Exhibit 10.5

EXPENSE SUPPORT AGREEMENT

This EXPENSE SUPPORT AGREEMENT (the “Agreement”) is dated as of August 18, 2023, and effective as of July 13, 2021 (the “Effective Date”), by and among Strategic Wireless Infrastructure Fund II, Inc., a Maryland corporation (the “Corporation”), SWIF II Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”) and StratCap Digital Infrastructure Advisors II, LLC, a Delaware limited liability company (the “Advisor”).

WITNESSETH

WHEREAS, the Corporation, the Operating Partnership and the Advisor are parties to the Advisory Agreement, dated as of July 13, 2021 (as amended and/or restated from time to time, the “Advisory Agreement”) and capitalized terms not otherwise defined herein shall have the meanings given them in the Advisory Agreement;

WHEREAS, pursuant to the Advisory Agreement, the Advisor manages the day-to-day activities and implements the investment strategy of the Corporation and is paid certain fees for these services and is reimbursed by the Corporation for Organizational and Offering Expenses and Private Organizational and Offering Expenses incurred by the Advisor on behalf of the Corporation and the Operating Partnership;

WHEREAS, the Corporation and the Operating Partnership have requested that the Advisor help reduce certain of the Corporation’s expenses in certain circumstances as noted in this Agreement; and

WHEREAS, the Advisor, in its pursuit to carry on a viable trade or business, has agreed to help reduce certain of the Corporation’s expenses, in its ordinary course in certain circumstances as noted in this Agreement, which assistance is similar to assistance provided by other entities engaged in the Advisor’s business to affect the marketability of the corporate entity which they advise.

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree, effective as of the Effective Date, as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms have the definitions hereinafter indicated:

Annual Total Return Amount. The Cumulative Total Return Amount divided by the number of years, including fractional years, between the Inception Date and the date of the Liquidity Event.

Baseline Distributions. The aggregate gross cash distributions that are declared on all shares of the Corporation’s common stock for a quarter, which shall be calculated based on the aggregate distribution rate for Class I Shares of the Corporation’s common stock authorized by the Board of Directors of the Corporation for such quarter.

Beginning NAV. The NAV per share at the Inception Date. For purposes of calculating the Cumulative Total Return Amount, the Corporation’s NAV per share at the Inception Date is deemed to equal $10.00 per share.

Cumulative Total Return Amount. A cumulative, non-compounded pre-tax rate of return equal to (i) the sum of (a) the cumulative gross distributions per share declared by the Corporation since the Inception Date and (b) the Ending NAV, less the Beginning NAV, (ii) divided by the Beginning NAV.

Ending NAV. The NAV per share determined in connection with a Liquidity Event. In connection with a Listing, for purposes of determining the Cumulative Total Return Amount, the Ending NAV shall be an amount equal to the per share market value of the listed shares based upon the average closing price or, if the average closing price is not available, the average of the bid and asked prices, for the 30-day period beginning 90 days after such Listing. Upon a Liquidity Event other than a Listing, for purposes of determining the Cumulative Total Return Amount, the Ending NAV shall be an amount equal to the per share consideration received by stockholders in connection with such Liquidity Event.

Excess. An “Excess” occurs when the sum of (i) the Corporation’s FFO, before taking into consideration the impact of the fees deferred or Deficiency Support Payments received or reimbursed as discussed in Sections 2, 3, 4 and 5 of this Agreement, (ii) the Corporation’s accrued acquisition expenses (net of any acquisition expenses paid by or on behalf of the Corporation), (iii) the Performance Allocation (as defined in the Operating Partnership’s limited partnership agreement between the Corporation and the Advisor, as amended from time to time), (iv) any adjustment that has been made to FFO based on straight-line rent and amortization of above/below-market leases, (v) organization and offering expenses reimbursed by the Corporation to the Advisor, and (vi) the Fair Market Value Gain Amount for a quarter is greater than the Baseline Distributions for the record dates of that quarter.

Fair Market Value Gain Amount. An amount equal to up to the total net realized and unrealized fair market value gain on the Corporation’s real property investments, derivative instruments, and debt for a quarter. The Advisor, in its reasonable discretion, shall determine the amount of such gain to be included in the calculation of an “Excess” or a “Shortfall” each quarter; provided, that, in no event shall the Advisor determine to include an amount of such gain that causes the Corporation’s NAV per share, as calculated in accordance with the Valuation Procedures for such quarter, to decrease below the lesser of (i) $10.00 per share and (ii) the most recent NAV Calculation per share.

FFO. Funds from Operations, as reported in the Corporation’s periodic reports filed with the Securities and Exchange Commission; provided, however, until the Corporation is required to file periodic reports with the Securities and Exchange Commission, Funds from Operations is an amount determined by the Corporation’s Board of Directors, in its reasonable discretion.

Inception Date. The date that the Corporation was organized in the state of Maryland.

Liquidity Event. The term “Liquidity Event” shall include, but shall not be limited to, (i) a Listing, (ii) a sale, merger or other transaction in which the stockholders either receive, or have the option to receive, cash, securities redeemable for cash, and/or securities of a publicly traded company, and (iii) the sale of all or substantially all of the Corporation’s Assets where stockholders either receive, or have the option to receive, cash or other consideration.

Shortfall. A “Shortfall” occurs when the sum of (i) the Corporation’s FFO, before taking into consideration the impact of the fees deferred or Deficiency Support Payments received or reimbursed as discussed in Sections 2, 3, 4 and 5 of this Agreement, (ii) the Corporation’s accrued acquisition expenses (net of any acquisition expenses paid by or on behalf of the Corporation), (iii) the Performance Allocation, (iv) any adjustment that has been made to FFO based on straight-line rent and amortization of above/below-market leases, (v) organization and offering expenses reimbursed by the Corporation to the Advisor, and (vi) the Fair Market Value Gain Amount for a quarter is less than the Baseline Distributions for the record dates of that quarter.

Total Return Hurdle. A non-compounded, pre-tax annual rate of return equal to 5%.

In calculating the amounts as defined in each of the terms “Excess” and “Shortfall”, each of subsections (ii), (iii), (iv), and (v) in the respective definition of such terms, shall be a positive number if it was a deduction in calculating the Corporation’s FFO, and conversely shall be a negative number if it was an addition in calculating the Corporation’s FFO. For example, if straight-line rent and amortization of above/below-market leases was an addition in calculating the Corporation’s FFO, then it would be a negative number in calculating “Excess” and “Shortfall” above.

2.	DEFERRAL OF MANAGEMENT FEE. For the first quarter beginning after the Inception Date and for each subsequent quarter until the termination or expiration of this Agreement:

a.	If, in a given calendar quarter, there is a Shortfall, then some or all of the Management Fee otherwise payable by the Corporation to the Advisor with respect to that quarter may be deferred as set forth in this Section 2(a). The amount of the Management Fee that may be deferred for the given quarter, if any, shall equal an amount as determined in the sole discretion of the Advisor.

b.	The definitions in Section 1 of this Agreement assume the amounts will be calculated on a quarterly basis; provided, however, the Management Fee is payable by the Corporation to the Advisor on a monthly basis and, accordingly, the amounts will be calculated on a monthly basis using reasonable estimates, which monthly amounts then will be reconciled with the actual amounts calculated at the end of each quarter. The Advisor shall refund to the Corporation any portion of the Management Fee previously paid to the Advisor with respect to a given calendar quarter in excess of the amount that should have been paid to the Advisor with respect to such calendar quarter after taking into account the Management Fee required to be deferred with respect to such calendar quarter in accordance with Section 2(a). Any such refund of the Management Fee payable pursuant to this Section 2(b) may be paid by the Advisor to the Corporation within ten (10) calendar days following the filing by the Corporation of its first periodic report with the Securities and Exchange Commission on Form 10-K or Form 10-Q, as applicable, after the calendar quarter with respect to which such Management Fee was paid; provided, however, until the Corporation is required to file periodic reports with the Securities and Exchange Commission, any such refund of the Management Fee payable pursuant to this Section 2(b) may be paid by the Advisor to the Corporation within ten (10) calendar days following the date on which the Advisor becomes aware of the obligation to refund any portion of the Management Fee.

c.	If, in a given calendar quarter, there is an Excess, then the amount of the Management Fee that may be deferred, if any, will be in the sole discretion of the Advisor.

Any amount of the Management Fee deferred pursuant to this Section 2 shall be referred to hereinafter as a “Deferred Management Fee Amount.” All Deferred Management Fee Amounts shall be subject to conditional reimbursement in accordance with the terms of Section 5 of this Agreement.

3.	EXPENSE SUPPORT PAYMENTS. For the first quarter beginning after the Inception Date and ending upon the termination or expiration of this Agreement, if, in a given calendar quarter, a Shortfall occurs, and the Deferred Management Fee Amount is not sufficient to satisfy the Shortfall for such quarter (the “Deficiency”), the Advisor may fund, directly or indirectly, certain expenses of the Corporation or the Operating Partnership, including but not limited to general and administrative expenses and interest expense, but excluding Organizational and Offering Expenses and Private Organizational and Offering Expenses that are reimbursable pursuant to the Advisory Agreement, in an amount up to or equal to the Deficiency. Any payment made by the Advisor pursuant to this Section 3 to fund, directly or indirectly, expenses of the Corporation or the Operating Partnership shall be referred to hereinafter as a “Deficiency Support Payment.” All Deficiency Support Payments as defined in this Section 3 shall be subject to conditional reimbursement in accordance with the terms of Section 5 of this Agreement. If the sum of all Deficiency Support Payments made with respect to a given calendar quarter equals an amount that, if added to the sum of items (i) through (vi) in the definition of “Excess” would cause the Corporation to have an Excess for such quarter (an “Inadvertent Excess”), then the Corporation shall refund to the Advisor the amount of Deficiency Support Payments necessary to eliminate such Inadvertent Excess for that quarter.

4.	CAP ON DEFERRED MANAGEMENT FEE AMOUNTS AND DEFICIENCY SUPPORT PAYMENTS. In no event will the aggregate of the Deferred Management Fee Amounts and Deficiency Support Payments exceed $5 million (the “Maximum Amount”).

5.	CONDITIONAL REIMBURSEMENT. Deferred Management Fee Amounts and Deficiency Support Payments (collectively referred to hereinafter as “Reimbursable Amounts”) shall be reimbursed by the Corporation to the Advisor subject to the following terms and conditions:

a.	Expiration of Reimbursable Amounts. Reimbursable Amounts shall, pursuant to Section 5(c) hereof, be reduced on a dollar for dollar basis upon their reimbursement by the Corporation to the Advisor. Except as described in Section 5(d) of this Agreement, any Reimbursable Amount not reimbursed by the Corporation to the Advisor within four years after the end of the calendar quarter in which such Reimbursable Amount originated shall be deemed expired, and the Corporation’s obligation to reimburse such Reimbursable Amount to the Advisor shall be cancelled, but only as to that portion of the Reimbursable Amount.

b.	Dollar Amount of Reimbursements. Except as described in Section 5(d) of this Agreement, if, in a given calendar quarter, there exists an Excess, then the Corporation shall make a reimbursement to the Advisor in an amount as determined in the sole discretion of the Advisor.

c.	Priority of Reimbursements. Except as described in Section 5(d) of this Agreement, any reimbursement made by the Corporation to the Advisor pursuant to Section 5(b) shall be applied to Reimbursable Amounts that have not expired or been repaid in the order of priority determined in the sole discretion of the Advisor.

d.	Reimbursement Upon Liquidity Event. In connection with the completion of a Liquidity Event, the Corporation shall reimburse the Advisor for any Reimbursable Amounts that have not been repaid pursuant to Section 5(a), including Reimbursable Amounts that have been deemed expired pursuant to Section 5(a); provided that the Corporation shall reimburse the Advisor under this Section 5(d) only if the Annual Total Return Amount exceeds the Total Return Hurdle; and provided further that the amount of the reimbursement shall equal the lesser of (i) the sum of all Reimbursable Amounts that have not been repaid pursuant to Section 5(a), including Reimbursable Amounts that have been deemed expired pursuant to Section 5(a), or (ii) the maximum amount permitted to be reimbursed without causing the Annual Total Return Amount to be less than the Total Return Hurdle. The Corporation shall pay such reimbursement to the Advisor prior to any payment of any other distribution to any other party in connection with the Liquidity Event. After the Corporation has reimbursed the Advisor to the extent permissible under this Section 5(d), the Corporation shall have no further obligation to pay, and the Advisor shall have no further right to receive, any additional reimbursement of any Reimbursable Amounts.

e.	Termination Without Cause. In the event of a termination of the Advisory Agreement by the Corporation without Cause and not in connection with the completion of a Liquidity Event, any Reimbursable Amounts that have not expired or been repaid pursuant to Section 5(a) shall become immediately due and payable.

f.	Non-Interest Bearing. The Corporation’s obligation to reimburse the Advisor the Reimbursable Amounts pursuant to this Section 5 shall be a non-interest bearing obligation.

g.	No Clawback. The Advisor’s obligations in the event of a Shortfall are limited solely to those obligations described in Sections 2, 3 and 4 of this Agreement. The occurrence of a Shortfall in any given calendar quarter shall not entitle the Corporation to receive any refund of any amounts previously reimbursed pursuant to this Section 5 or of any amount of the Management Fee (or other amounts) previously paid by the Corporation to the Advisor except as specified in Section 2(b) of this Agreement. Notwithstanding this Section 5(g), the terms of Section 12 of the Advisory Agreement shall continue to apply to all reimbursements of Total Operating Expenses paid to the Advisor; provided, however, that if Section 12 of the Advisory Agreement prohibits the payment of all or a portion of a reimbursement payable by the Corporation to the Advisor pursuant to this Section 5 for a calendar quarter, then such reimbursement shall be deemed to have been earned by the Advisor in such calendar quarter and any portion of the reimbursement that is not permitted to be paid to the Advisor pursuant to Section 12 of the Advisory Agreement shall be paid by the Corporation in the next calendar quarter in which Section 12 of the Advisory Agreement permits such reimbursement.

h.	Termination of Advisory Agreement. Except as described in Sections 5(d) and 5(e) hereof, in the event of a termination or expiration of the Advisory Agreement, any Reimbursable Amounts that have not expired or been repaid pursuant to Section 5(a) will not become immediately due and payable. Notwithstanding the foregoing, the agreements contained in this Section 5 shall survive any such termination or expiration of the Advisory Agreement and shall remain operative and in full force and effect.

6.	TERM; SURVIVAL. This Agreement shall continue in full force and effect until August 18, 2024, and automatically renew for additional one-year terms thereafter (subject to an earlier termination in accordance with Section 7 below); provided, however that the agreements contained in Section 5 of this Agreement shall remain operative and in full force and effect and shall survive any termination or expiration of this Agreement.

7.	TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by a majority of the independent directors of the Corporation, upon thirty (30) days’ prior written notice to the Advisor. This Agreement and the Advisor’s obligations under Section 2 and Section 3 hereof shall immediately terminate upon the earlier to occur of (a) the termination or non-renewal of the Advisory Agreement by the Corporation; (b) the delivery by the Corporation of notice to the Advisor of the Corporation’s intent to terminate or not renew the Advisory Agreement; (c) a Liquidity Event; or (d) the Maximum Amount has been reached pursuant to Section 4. Notwithstanding anything in this Section 7 to the contrary, the agreements contained in Section 5 of this Agreement shall remain operative and in full force and effect and shall survive any such termination or expiration.

8.	NOTICES. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth in the Advisory Agreement.

9.	ASSIGNMENT. This Agreement may be assigned by the Advisor to an Affiliate or Affiliates with the approval of a majority of the independent directors of the Corporation; provided, however, the Advisor shall not assign the agreements contained in Section 2 of this Agreement to an Affiliate or Affiliates unless the Advisor has also assigned its right to receive the Management Fee under the Advisory Agreement to such Affiliate or Affiliates. The Advisor may assign any rights to receive any amounts payable to the Advisor pursuant to this Agreement without obtaining the approval of the Corporation’s Board of Directors. This Agreement shall not be assigned by the Corporation or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Corporation or the Operating Partnership of its obligations hereunder to a corporation, limited partnership or other organization which is a successor to all of the assets, rights and obligations of the Corporation or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Corporation and the Operating Partnership are bound by this Agreement.

10.	SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part; provided, however, that if the terms of Section 5 of this Agreement are held to be unenforceable, then the Advisor may, at its option, immediately terminate Sections 2 and 3 of this Agreement.

11.	GOVERNING LAW / ATTORNEY’S FEE. This Agreement shall be interpreted under the laws of the State of New York without regard to the conflict of law principles thereof. Any action brought to interpret or enforce this Agreement shall be brought in a court of competent jurisdiction located in Borough of Manhattan, New York, and the parties hereto consent to venue and personal jurisdiction in any such court. The substantially prevailing party in any such litigation shall recover its reasonable attorney’s fees and costs (including those of appeal).

12.	ENTIRE AGREEMENT. For so long as this Agreement shall be in force, the terms of this Agreement shall control in the event of any conflict with the terms of the Advisory Agreement that relate to the subject matter hereof. This Agreement shall not, in any other way, effect, modify, amend or supersede any other terms of the Advisory Agreement and, specifically, shall not in any way impact the terms of the Advisory Agreement regarding the payment of other fees and expense reimbursements to the Advisor. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective permitted successors or assignees.

13.	INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver or any right, remedy, power or privilege under this Agreement shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

14.	GENDER. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

15.	TITLES NOT TO AFFECT INTERPRETATION. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

16.	EXECUTION IN COUNTERPARTS. This Agreement may be executed by facsimile or PDF in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Further, for the avoidance of doubt, electronic, scanned or physical signature pages exchanged among counsel to be held in legal escrow pending release shall not be deemed signed or exchanged unless and until released by the deliverer or their counsel, and this Agreement shall not be deemed signed and executed until all necessary signatures hereto have been exchanged and released from legal escrow.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers as of the date first set forth above.

STRATEGIC WIRELESS INFRASTRUCTURE FUND II, INC.

By:	/s/ James Condon
Name:	James Condon
Title:	President

SWIF II OPERATING PARTNERSHIP, LP

By: Strategic Wireless Infrastructure Fund II, Inc., its General Partner

By:	/s/ James Condon
Name:	James Condon
Title:	President

STRATCAP DIGITAL INFRASTRUCTURE ADVISORS II, LLC

By:	/s/ James Condon
Name:	James Condon
Title:	President

[Signature page to Expense Support Agreement]